                                                              EXHIBIT EX-28.1














     TIPHOOK PLC CONTAINER RENTAL
     BUSINESSES



     Combined Financial Statements

     APRIL 30, 1993




















     Touche Ross & Co.
     Peterborough Court
     133 Fleet Street
     London EC4A 2TR

    TIPHOOK PLC CONTAINER RENTAL BUSINESSES

     INDEX TO COMBINED FINANCIAL STATEMENTS




     Independent auditors' report                                          1

     Combined profit and loss statement                                    3

     Combined statement of total recognised gains and losses               3

     Combined balance sheet                                                4

     Combined cash flow statement                                          5

     Notes to the combined financial statements                            6

     TIPHOOK PLC CONTAINER RENTAL BUSINESSES

     INDEPENDENT AUDITORS' REPORT

     To the Board of Directors of
     Tiphook plc


     We have audited the accompanying combined balance sheet of Tiphook Container Rental Company Limited and its subsidiaries (excluding Grampian Containers Limited) and Tiphook Rentals Limited (together, the "Container Rental Businesses") as of April 30, 1993 and the related combined statements of profit and loss and cash flows for the year then ended, which have been prepared following the Basis of Combination set out on page 6 under Accounting Policies. These combined financial statements are the responsibility of the Container Rental Businesses' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Container Rental Businesses at April 30, 1993, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom (which differ in certain material respects from accounting principles generally accepted in the United States - see note 24).

     The accompanying combined financial statements have been prepared on the assumption that the companies comprising the Container Rental Businesses will continue as going concerns. These companies are dependent on the continued financial support of Tiphook plc ("the Tiphook plc Group") to meet their obligations as they fall due. The matters discussed in note 23 with respect to the Tiphook plc Group raised substantial doubt about the Tiphook plc Group's ability to continue as a going concern, and, therefore, raise substantial doubt about the ability of these companies to continue as going concerns. No adjustment has been made in these financial statements that might result from the outcome of this uncertainty.

     As explained more fully in note 23, substantially all the assets and certain specified liabilities of the Container Rental Businesses were sold on March 15, 1994.





     TOUCHE ROSS & CO



     London, England

     February 14, 1994
     (March 23, 1994 as to note 23)

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

COMBINED PROFIT AND LOSS STATEMENT
Year ended April 30, 1993

                                                           Note       1993
                                                                      #m


TURNOVER from continuing operations                           2       168.6
Cost of sales                                                         (71.3)
                                                                      _____
GROSS PROFIT                                                           97.3
Distribution costs                                                     (8.5)
Administrative expenses                                               (21.2)
Other operating income                                        6         2.2
                                                                      _____
OPERATING PROFIT from continuing operations                   7        69.8
Investment income                                                       0.2
Net interest payable                                          8       (35.1)
                                                                      _____
PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXATION                                                               34.9
Tax on profit on ordinary activities                          9           -
                                                                      _____

PROFIT ON ORDINARY ACTIVITIES AFTER
TAXATION                                                               34.9
Dividends paid to the Tiphook plc Group                      10       (40.0)
                                                                      _____

RETAINED LOSS                                                          (5.1)
                                                                      =====


COMBINED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
Year ended April 30, 1993

                                                                       1993
                                                                       #m

Profit on ordinary activities after taxation                           34.9
Currency translation differences                             21        (3.9)
                                                                      _____

Total recognised gains and losses                                      31.0
                                                                      =====

Movements in shareholders' funds are set out in note 21.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

COMBINED BALANCE SHEET
April 30, 1993


                                                      Note            1993
                                                                      #m
Fixed Assets
Tangible assets                                        11             613.7
Investments                                            12               1.0
                                                                      _____
                                                                      614.7
                                                                      _____
Current Assets
Debtors                                                13              60.8
Cash at bank and in hand                                                2.8
                                                                      _____
                                                                       63.6

CREDITORS - amounts falling due within one year
Borrowings                                             15            (451.6)
Other Creditors                                        16            (162.4)
                                                                      _____
                                                                     (614.0)
                                                                      _____

NET CURRENT LIABILITIES                                              (550.4)
                                                                      _____

TOTAL ASSETS LESS CURRENT LIABILITIES                                  64.3

CREDITORS - amounts falling due after more than
one year                                               16              (0.2)
                                                                      _____
                                                                       64.1
                                                                      =====
CAPITAL AND RESERVES
Called up share capital                                20             144.7
Share premium account                                  21               0.1
Foreign exchange fluctuation reserve                   21              (7.6)
Profit and loss account                                21              72.3
                                                                      _____
GROSS SHAREHOLDERS' FUNDS                                             209.5
Goodwill write off reserve                             21            (145.4)
                                                                      _____

NET SHAREHOLDERS' FUNDS                                                64.1
                                                                      =====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

COMBINED CASH FLOW STATEMENT
Year ended April 30, 1993

                                                              Note     1993
                                                                         #m

Net cash inflow from operating activities                       3     180.4
Returns on investments and servicing of finance
Net interest paid                                                      (1.3)
Interest paid to the Tiphook plc Group                                (35.1)
Ordinary dividends paid to the Tiphook plc Group                      (45.0)
                                                                      _____

Net outflows from returns on investments and servicing of
  finance                                                             (81.4)
Taxation                                                               (0.1)
                                                                      _____
Net cash inflow before investing and financing                         98.9
                                                                      _____
Investing activities
Purchase of tangible fixed assets                              11    (101.3)
Sale of tangible fixed assets                                           8.6
                                                                      _____

Net cash outflow from investing activities                            (92.7)
                                                                      _____

Net cash inflow before financing                                        6.2
                                                                      _____

Financing
New finance                                                    15      80.3
Finance repayments                                             15     (82.6)
                                                                      _____
Net cash outflow from financing                                        (2.3)
                                                                      _____

Increase in cash and cash equivalents                          14       3.9
                                                                      =====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


1.  Accounting Policies

Basis of Combination

The accompanying combined financial statements aggregate the audited consolidated financial statements of Tiphook Container Rental Company Limited ("TCR") and the audited financial statements of Tiphook Rentals Limited ("Rentals") (together "the Container Rental Businesses"). Turnover and profits arising on trading between companies within the Container Rental Businesses are excluded. All companies within the Container Rental Businesses made up their statutory financial statements to April 30, 1993. Grampian Containers Ltd, the only UK subsidiary of Tiphook Container Rental Company Limited, has been excluded from the financial information as its inclusion would not be material for the purpose of giving a true and fair view of the Container Rental Businesses. Tiphook plc and its subsidiaries other than the Container Rental Businesses are hereinafter referred to as "the Tiphook plc Group.

The accompanying combined financial statements as at April 30, 1993 have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") which differ in certain material respects from generally accepted accounting principles in the United States ("US GAAP") - see note 24. The accompanying financial statements do not represent the statutory financial statements of the companies comprising the Container Rental Businesses. The statutory financial statements for these companies for the year ended April 30, 1993, on which the auditors' report was unqualified but contained explanatory paragraphs concerning matters that raise substantial doubt about the Container Rental Businesses' ability to continue as going concerns, have been delivered to the Registrar of Companies in England and Wales. Amounts in the accompanying combined financial statements are stated in pounds sterling (#), the currency of the country in which the companies comprising the Container Rental Businesses are incorporated.

This presentation of the Container Rental Businesses differs from that presented in the circular to shareholders of Tiphook plc dated February 14, 1994, principally in respect of financing related adjustments which were allocated to the Container Rental Businesses. This presentation is a pure aggregation of the financial statements of the legal entities comprising the Container Rental Businesses.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


1.  Accounting Policies (continued)

The combined financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards generally accepted in the United Kingdom. The principal accounting policies are described below.

Foreign exchange

The functional currency of the Container Rental Businesses is sterling. Transactions in other currencies are recorded at average rates of exchange ruling during the periods in which the transactions take place. Exchange differences arising on such transactions are dealt with in the Profit and Loss Statement.

Gains and losses on forward currency contracts which hedge future currency exposures are reported with the related transactions to leave them stated at the forward contract rate. Differences arising on the translation of the financial statements into pounds sterling (#), the Container Rental Businesses' reporting currency, are dealt with in the Foreign Exchange Fluctuation Reserve.

Turnover

Turnover from trading activities is the amount derived from the provision of goods and services falling within the Container Rental Businesses' ordinary activities after excluding trade discounts and value added tax.

Operating leases

Operating lease rentals are charged to the Profit and Loss Account as incurred.

Pension costs

The companies within the Container Rental Businesses are members of the Tiphook Group Retirement Benefit Scheme, a defined benefit funded pension scheme operated by Tiphook plc. The expected pension cost is charged to the Profit and Loss Account so as to spread the cost of pensions over the service lives of employees in the scheme. The pension cost is assessed in accordance with the advice of qualified actuaries. Actuarial surpluses and deficits are spread over the expected remaining service lives of current employees in the scheme.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


1.  Accounting Policies (continued)

Maintenance costs

Expenditure relating to the maintenance of containers in respect of general wear and tear is written off in the year in which it is incurred.

Taxation

Deferred taxation is not provided in respect of significant timing differences unless it is probable that such tax will become payable in the foreseeable future.

Advance corporation tax is written off unless it can either be set against provisions for taxation or is recoverable against tax liabilities in respect of the following period in which case it is deferred.

No allowance is made for taxation that might arise on the remittance of retained profits by overseas subsidiaries subsequent to the balance sheet date.

Tangible fixed assets and depreciation

For all tangible fixed assets, depreciation is calculated to write down their cost to estimated residual value over their estimated useful economic lives by equal annual instalments.

The estimated useful lives and residual values of tangible fixed assets are as follows:

                                             Estimated         Estimated
                                             useful lives      residual
                                                               value

Dry freight containers                       15 years          15% of cost
Tank containers                              25 years          20% of cost
Office equipment and motor vehicles           5 years          nil

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


2.  Analysis of Turnover, Profit and Capital Employed

Turnover, operating profit and capital employed derives from the Container Rental Businesses' main business of container rental. The business, which is located principally in the United Kingdom, is carried out on an international basis. Assets are centrally controlled and contracts allow customers to use and return equipment anywhere within its worldwide network. Revenue and assets cannot, therefore, be attributed to a particular geographical area and accordingly, the directors do not consider it practical or meaningful to provide such an analysis.

3.  Reconciliation of Operating Profit to Net Cash Inflow from Operating
    Activities
                                                            Year
                                                           ended
                                                       April 30,
                                                            1993
                                                              #m

    Operating profit                                        69.8
    Depreciation charge                                     38.7
    Profit on sale of tangible fixed assets                 (1.5)
    Provision against fixed assets                           0.8
    Increase in debtors                                     (0.2)
    Increase in creditors                                    2.9
    Decrease in provisions                                  (1.9)
    Increase in amount due to the Tiphook plc Group         71.8
                                                           _____
    Net cash inflow from operating activities              180.4
                                                           =====
    Changes in working capital are stated after excluding movements due to foreign exchange.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


4.  Employees

The average weekly number of employees of the Container Rental Businesses, excluding directors, was:
                                                            Year
                                                           ended
                                                        April 30
                                                            1993
                                                            No.

      Sales and distribution staff                           219
      Administration Staff                                    51
                                                           _____
                                                             270
                                                           =====
                                                              #m
      The costs incurred in respect of these employees were:
      Wages and salaries                                     6.1
      Social security costs                                  0.3
      Other pension costs                                    0.2
                                                           _____
                                                             6.6
                                                           =====

The companies within the Container Rental Businesses are members of the Tiphook plc Group Retirement Benefit Scheme. The funds of the scheme are administered by trustees and are independent of the Tiphook plc Group's finances. The pension charge for the Container Rental Businesses each year is based on an appropriate proportion of the pension cost across the Tiphook plc Group as a whole.

The Tiphook plc Group's pension charge is assessed in accordance with the advice of professionally qualified actuaries using the projected unit method of valuation. The last valuation was carried out on May 1, 1992, the main actuarial assumption being that future investment returns would exceed salary increases by 1.5 per cent. At that date the market value of the scheme's assets was estimated at #3.8 million, covered 74 per cent of the accrued benefits and showed an actuarial deficit of #1.3 million. From May 1, 1993 the contribution rate paid by the Tiphook plc Group increased by 3 per cent to meet this deficit.

The Container Rental Businesses does not provide any post retirement benefits other than pensions.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


5.    Directors

Emoluments of directors of the Container Rental Businesses were as follows:

                                                                       Year
                                                                      ended
                                                                  April 30,
                                                                       1993
                                                                      #'000

      Management remuneration                                           497
      Pension costs                                                      27
      Compensation for loss of office                                    41
                                                                       ____
                                                                        565
                                                                       ====
      The emoluments of directors, excluding pension
      contributions and compensation for loss of
      office, were as follows:
      Chairman                                                            -
                                                                       ====
      Highest paid director                                             125
                                                                       ====
      Others                                                             No.

      #      0  -   # 5,000                                               3
      # 10,001  -  # 15,000                                               1
      # 55,001  -  # 60,000                                               2
      # 70,001  -  # 75,000                                               1
      # 80,001  -  # 85,000                                               1
      # 85,001  -  # 90,000                                               1
                                                                       ====
 6.   Other Operating Income
                                                                       Year
                                                                      ended
                                                                  April 30,
                                                                       1993
                                                                         #m

     Commission received                                                0.7
     Loss on sale of fixed assets                                      (0.4)
     Profit on lease purchase contracts                                 1.9
                                                                       ____
                                                                        2.2
                                                                       ====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


7.   Operating Profit

     Operating profit is arrived at after charging:
                                                                       Year
                                                                      ended
                                                                  April 30,
                                                                       1993
                                                                         #m
     Depreciation of tangible fixed assets:
       Assets held under finance leases and hire
       purchase contracts                                              32.7
       Own assets                                                       6.0
     Operating lease rentals:
       Plant and machinery                                              0.4
       Other                                                            0.6
     Auditors' remuneration:
       Audit services                                                   0.1
                                                                       ====

8.   Net Interest Payable
                                                                         Year
                                                                        ended
                                                                    April 30,
                                                                         1993
                                                                         #m
     Interest payable:
       Bank loans and overdrafts due within five years                   (0.6)
       Third party finance leases                                        (0.1)
       Finance leases with the Tiphook plc Group                        (12.4)
       Hire purchase contracts with the Tiphook plc Group               (10.2)
       Loans from the Tiphook plc Group companies due within five years (13.8)
                                                                         ____
                                                                        (37.1)
     Interest receivable:
       Short-term bank deposits                                           0.1
       Receivable from the Tiphook plc Group                              1.5
       Other third party interest receivable                              0.4
                                                                         ____
                                                                        (35.1)
                                                                         ====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


9.   Tax on Profit on Ordinary Activities
                                                                         Year
                                                                        ended
                                                                    April 30,
                                                                         1993
                                                                           #m

     Tax on profit on ordinary Activities                                   -
                                                                         ====
     The UK operating subsidiaries of the Container Rental Businesses receive allowances against profits subject to corporation tax on qualifying capital expenditures and lease payments in the year in which such expenditures or payments arise or, where the allowances and lease payments exceed the profits which would otherwise be liable to corporation tax, in the subsequent years. Allowances against corporation tax in the year ended April 30, 1993 represented more than the sum of the Container Rental Businesses' profit which would otherwise have been taxable. Accordingly, the Container Rental Businesses had no profits attracting UK corporation tax in this fiscal year and the surplus allowances have been carried forward for relief in the future. Deferred taxation was not provided because, on the basis of anticipated levels of capital expenditure, capital allowances thereon were expected to continue to exceed depreciation for the next several years.

     The Container Rental Businesses has a number of subsidiaries resident in overseas tax jurisdictions and in each jurisdiction allowances for tax, depreciation and lease rentals paid have, in the most part to date, exceeded profits which would otherwise be subject to corporation tax. Surplus allowances are carried forward for offset in future years to the extent that local laws allow.

10.  Dividends
                                                                         Year
                                                                        ended
                                                                    April 30,
                                                                         1993
                                                                           #m

     Dividends payable on:
       TCR Ordinary shares                                              40.0
                                                                        ____
                                                                        40.0
                                                                        ====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


11.  Tangible Fixed Assets


                                       Containers used for rental            Office
                                 _______________________________________    equipment
                                             Hire     Finance     Sub       and motor
                                 Owned     purchase    lease      Total      vehicles   Total
                                 #m         #m         #m         #m          #m        #m
Cost
At May 1, 1992                   100.8     147.1      372.7      620.6         5.7     626.3
Exchange differences               4.8      26.4       47.9       79.1         0.2      79.3
Additions                         57.6         -          -       57.6         1.7      59.3
Transfers                        (69.8)     79.9      (10.1)         -           -         -
Disposals                         (8.8)        -       (8.7)     (17.5)       (0.1)    (17.6)
                                 _____     _____      _____      _____        ____     _____
At April 30, 1993                 84.6     253.4      401.8      739.8         7.5     747.3
                                 _____     _____      _____      _____        ____     _____
Depreciation
At May 1, 1992                    20.0       3.9       62.2       86.1         2.0      88.1
Exchange differences               0.4       1.4        9.5       11.3           -      11.3
Charge for the year                5.1      10.9       21.8       37.8         0.9      38.7
Provisions                           -         -          -          -         0.8       0.8
Transfers                          3.6         -       (3.6)         -           -         -
Disposals                         (2.9)        -       (2.4)      (5.3)          -      (5.3)
                                 _____     _____      _____      _____        ____     _____
At April 30, 1993                 26.2      16.2       87.5      129.9         3.7     133.6
                                 _____     _____      _____      _____        ____     _____
Net book value
At April 30, 1993                 58.4     237.2      314.3      609.9         3.8     613.7
                                 =====     =====      =====      =====        ====     =====


     The net book value at April 30, 1993 of fixed assets financed by hire purchase or finance leases from the Tiphook plc Group is #545.5 million.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


11.  Tangible Fixed Assets (continued)

                                                                   Year
                                                                  ended
                                                              April 30,
                                                                   1993
Capital commitments                                                  #m


Contracted but not provided for                                    25.7
                                                                  =====

                                                                   Year
                                                                  ended
                                                              April 30,
                                                                   1993
Cash flow reconciliation                                             #m


Balance sheet additions                                            59.3
Net decrease of creditors                                          42.0
                                                                  _____
Cash flow                                                         101.3
                                                                  =====

12.  Fixed Assets Investments
                                                                   Year
                                                                  ended
                                                              April 30,
                                                                   1993
                                                                     #m

Shares in fellow Tiphook plc Group companies at cost                1.0
                                                                  =====

The subsidiaries of the Container Rental Businesses, all of which are wholly owned, are shown below. The principal country of operation is the country of incorporation or registration. The principal activity of all of the subsidiaries is the provision of containers for rental.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


12.  Fixed Assets Investments (continued)


     Tiphook Container Leasing
       (Gibraltar) Ltd                          Incorporated in Gibraltar
     Tiphook Container Rental
       (Australasia) Ltd                        Incorporated in New Zealand
     Tiphook Container Rental
       (Hong Kong) Ltd                          Incorporated in Hong Kong
     Grampian Containers Ltd                    Registered in Scotland
     Tiphook Container Rental Inc.              Incorporated in USA
     Tiphook Container Rental (Singapore)
       Plc Ltd                                  Incorporated in Singapore
     Tiphook Container Rental (Italia) SrL      Incorporated in Italy
     Tiphook Container Rental (South
       America) Ltd                             Incorporated in Brazil

     Tiphook Container Leasing (Gibraltar) Ltd, was wound up on April 29, 1993 and the value of the Container Rental Businesses' investment written off. All assets and liabilities were transferred to the Container Rental Businesses on that date.

     The investment in Grampian Containers Ltd which cost #1.3 million, has been included in the financial statements at #nil value at the combined balance sheet date due to a permanent diminution in value. The results, assets and liabilities of Grampian Containers Ltd have not been consolidated.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


12.  Fixed Assets Investments (continued)

     Set out below is a brief summary of the net liabilities of Grampian Containers Ltd.

                                                                      At
                                                               April 30,
                                                                    1993
                                                                      #m

     Fixed assets                                                    0.8
     Current assets                                                  1.0
     Creditors - amounts falling due within one year                (3.5)
                                                                    ____
     Net liabilities                                                (1.7)
                                                                    ====


     Creditors comprise amounts due to the Tiphook plc Group of #3.5 million.

     The results for the year ended April 30, 1993 of Grampian Containers Ltd are immaterial in the context of the Container Rental Businesses' combined profit and loss statements.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


13.  Debtors

                                                                      At
                                                               April 30,
                                                                    1993
                                                                      #m

     Amounts falling due within
       one year:
     Trade debtors                                                  45.5
     Amounts owed by the Tiphook plc Group                           1.3
     Other debtors                                                   4.5
     Taxation and social security                                    1.0
     Prepayments and accrued income                                  2.3
                                                                    ____
                                                                    54.6
                                                                    ====
     Amounts falling due after more
       than one year:
     Other debtors                                                   5.5
     Prepayments and accrued income                                  0.7
                                                                    ____
                                                                     6.2
                                                                    ____
                                                                    60.8
                                                                    ====

14.  Analysis of Changes in Cash and Cash Equivalents

                                                       Cash at                 Cash and
                                                       bank and  Bank          cash
                                                       in hand   overdrafts    equivalents
                                                            #m           #m             #m

       At April 30, 1992                                   3.7         (3.3)           0.4
         Net cash inflow/(outflow) before adjustment
          for effect of foreign exchange rate changes     (0.9)         4.8            3.9
       Effect of foreign exchange rate changes               -         (1.5)          (1.5)
                                                          ____         ____           ____
       At April 30, 1993                                   2.8            -            2.8
                                                          ====         ====           ====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


15.  Borrowings

                                                                       At
                                                                April 30,
                                                                     1993
                                                                       #m

     Bank loans (secured)                                             0.9
     Obligations under finance
       leases                                                       220.1
     Obligations under hire purchase
       contracts                                                    230.6
                                                                    _____
     Total borrowings                                               451.6
                                                                    =====

     Analysed:
     Amounts falling due within one year                            451.6

     Less cash at bank and in hand                                   (2.8)
                                                                    _____
     Net borrowings                                                 448.8
                                                                    =====

     Bank loans of #0.9 million at April 30, 1993 falling due within one year are secured by means of a fixed charge and mortgage over certain assets of the Container Rental Businesses.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


15.  Borrowings (continued)
                                                                     Year
                                                                    ended
                                                                April 30,
                                                                     1993
                                                                       #m
     Movement in net borrowings:
     Cash and cash equivalents
       At beginning of year                                           0.4
       Exchange differences                                          (1.5)
       Cash inflow                                                    3.9
                                                                    _____

     At end of year                                                   2.8
                                                                    =====
     Other debt
       At beginning of year                                         401.0
       New finance                                                   80.3
       Exchange differences                                          52.9
       Repayments                                                   (82.6)
                                                                    _____

     At end of year                                                 451.6
                                                                    =====
     Net borrowings
       At beginning of year                                         400.6
       Movement                                                      48.2
                                                                    _____
     At end of year                                                 448.8
                                                                    =====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993

15.  Borrowings (continued)

     Finance leases and hire purchase obligations although classified in current liabilities (see note 23 post balance sheet events and going concern), are repayable by instalments as follows:
                                                           Hire purchase
                                       Finance leases      obligations
                                             1993                 1993
                                               #m                   #m

     April 30, 1994                          67.5                 28.7
     April 30, 1995                          61.0                 31.2
     April 30, 1996                          49.6                 34.0
     April 30, 1997                          26.5                 37.0
     April 30, 1998                          12.2                 40.2
     April 30, 1999                           1.2                 43.8
     April 30, 2000                           1.2                  8.7
     April 30, 2001                           0.9                  3.0
     April 30, 2002                             -                  3.3
     April 30, 2003                             -                  0.7
                                            _____                _____
                                            220.1                230.6
                                            =====                =====

     Finance leases with the Tiphook plc Group amount to #216.3 million at April 30, 1993.

     All hire purchase obligations are to the Tiphook plc Group.


16.  Other Creditors
                                                                    At
                                                             April 30,
                                                                  1993
                                                                    #m
     Amounts falling due within one year:
     Trade creditors                                               5.1
     Container purchases                                           2.1
     Amounts owed to the Tiphook plc Group                       104.6
     Other creditors                                               1.0
     Taxation and social security                                  0.2
     Dividends owed to the Tiphook plc Group                      40.0
     Accruals and deferred income                                  9.4
                                                                 _____
                                                                 162.4
                                                                 =====
     Amounts falling due after more than one year:
     Accruals and deferred income                                  0.2
                                                                 =====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993



17.  Operating Lease Obligations

     At April 30, 1993, there were annual commitments under non-cancellable operating leases as set out below:

                                      Land and
                                      buildings           Other
                                       1993                1993
                                        #m                  #m
     Operating leases which expire:
     Within one year                      -                0.1
     In two to five years                 -                0.5
     After five years                   0.6                  -
                                        ___                ___
                                        0.6                0.6
                                        ===                ===

18.  Provisions for Liabilities and Charges

     Refurbishment provision:

     The refurbishment provision was established on the acquisition of assets from Sea Containers Limited in 1991.

                                                                    At
                                                             April 30,
                                                                  1993
                                                                    #m

     Balance brought forward                                       1.9
     Utilisation                                                  (1.9)
                                                                   ___

     Balance carried forward                                         -
                                                                   ===

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


19.  Deferred taxation

     The full potential liability, for which no provision has been made, comprises:
                                                                     At
                                                              April 30,
                                                                   1993
                                                                     #m

     Capital allowances in excess of depreciation                  53.2
     Other timing differences                                      (0.1)
                                                                  _____
                                                                   53.1
                                                                  =====


20.  Called up Share Capital

                                                                     At
                                                              April 30,
                                                                   1993
                                                                     #m


     Authorised, allotted and fully paid:
     TCR Ordinary shares of #1 each                                 1.8
     Rentals Ordinary shares of #1 each                           142.9
                                                                  _____
                                                                  144.7
                                                                  =====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


21.  Movements in Shareholders' Funds



                                                      Foreign               Goodwill
                                           Share      Exchange    Profit    Write
                                 Share     Premium    Fluctuation and Loss  Off
GROUP                            Capital   Account    Reserve     Account   Reserve     Total
                                 #m        #m         #m          #m        #m          #m

At April 30, 1992                144.7     0.1        (3.7)        77.4     (145.4)      73.1
Profit attributable to
Shareholders                         -       -           -         34.9          -       34.9
Ordinary dividends                   -       -           -        (40.0)         -      (40.0)
Exchange adjustments                 -       -        (3.9)           -          -       (3.9)
                                 _____     ___        ____        _____     ______      _____
At April 30, 1993                144.7     0.1        (7.6)        72.3     (145.4)      64.1
                                 =====     ===        ====        =====     ======      =====


22.  Contingencies

     TCR guarantees the borrowings of subsidiaries and fellow subsidiaries of the Tiphook plc Group in the normal course of business.

     TCR, Tiphook plc and the main operating companies of the Tiphook plc Group jointly and severally unconditionally guarantee as to principal and interest the US $700 million Notes described below, issued in the US Public Market, during the year ended April 30, 1993, by Tiphook Finance Corporation, a fellow Tiphook plc Group company.

                      $150 million         10 3/4 % Notes           Due 2002
                      $350 million         8 % Notes                Due 2000
                      $200 million         7 l/8 % Notes            Due 1998

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


23.  Post Balance Sheet Events and Going Concern Matters

(a)   Transamerica transaction

Tiphook plc completed the sale of substantially all the assets and certain specified liabilities of the Container Rental Businesses ("the Sale") to Transamerica Container Acquisition Corporation ("Transamerica") on March 15, 1994.

Sale proceeds of #673 million were received on March 15, 1994 with further amounts receivable upon the procuring of title to certain assets and release of escrows, resulting in a maximum total consideration of up to #722 million. The purchase price is subject to adjustment on the basis of a post-completion audit of the adjusted net assets at completion (as defined in the Asset Purchase Agreement).

The Sale will be reflected in the statutory financial statements of Tiphook Container Rental Company Limited and Tiphook Rentals Limited for the year ending April 30, 1994 as will the repayment of these companies' finance. Tiphook plc's Container Rental Businesses ceased trading as of March 15, 1994.

(b)  Going concern and other matters

The unaudited combined financial statements have been prepared from the statutory financial statements of Tiphook Container Rental Company Limited and Tiphook Rentals Limited which were prepared under the assumption that the companies would continue as going concerns. The Container Rental Businesses includes legal entities which are dependent on the Tiphook plc Group to meet their obligations as they fall due. The matters discussed below with respect to the Tiphook plc Group raise substantial doubt about the Tiphook plc Group's ability to continue as a going concern, and, therefore, raise substantial doubt about the ability of the legal entities comprising the Container Rental Businesses to continue as going concerns.

On October 7, 1993 Tiphook published an announcement advising of revised financial forecasts which indicated a loss for the six months ended October 31, 1993. This weaker than expected performance coupled with the write-offs incurred in the year ended April 30, 1993 have resulted in higher than forecast current and projected levels of borrowings and gearing.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


23.  Post Balance Sheet Events and Going Concern Matters (continued)

On November 15, 1993 Tiphook announced that it was likely to incur a loss in the six months ending April 30, 1994 and that it did not expect to pay dividends for the financial year ending April 30, 1994. The announcement also contained details of the on demand facilities made available to the Tiphook plc Group by its principle bankers ("the Banks") and stated that the Tiphook plc Group was in breach of certain of its banking covenants.

Breaches of covenants and classification of debt

The Tiphook plc Group's circumstances resulted in actual and prospective breaches of covenants contained in a number of the Tiphook plc Group's financing agreements. As a result, all borrowings and liabilities under forward foreign exchange contracts and interest rate swap agreements of the Tiphook plc Group at October 31, 1993 have been classified in current liabilities until final completion of the Sale and the future financing of the Tiphook plc Group is determined.

Liquidity requirements

The Tiphook plc Group's Banks have made available to the Tiphook plc Group facilities ("the New Bank Facilities") which, subject to the terms of the agreement, are available to the Tiphook plc Group to meet immediate working capital requirements, certain equipment purchase requirements and servicing of the Tiphook plc Group's borrowings. The amount made available under the New Bank Facilities has been agreed by Tiphook plc with the Banks on the basis of a business plan submitted to the Banks. The business plan contains a number of assumptions including completion of the refinancing arrangements, satisfactory agreement of the purchase price adjustment with Transamerica, receipt of the forecast amount of the escrow balances, no liability being incurred under the class action litigation referred to below and the shareholders approving a special resolution to adopt a new borrowing limit under Tiphook plc's Articles of Association. The amounts made available to the Tiphook plc Group by the Banks are restricted to the amounts forecast as being required with a narrow margin for contingencies, particularly with regard to covenants contained in the New Bank Facilities. Any deterioration in trading performance from that predicted in the forecast or other unanticipated cash requirements could lead to the Tiphook plc Group being unable to trade within the proposed facility.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


23.  Post Balance Sheet Events and Going Concern Matters (continued)

Future commitments

In addition to working capital requirements, the Tiphook plc Group requires further financing to meet its future capital expenditure commitments, beyond the current financial year under the trailer fleet realignment programme amounting at October 31, 1993 to #177.5 million net of advance payments of #62.4 million. The Tiphook plc Group has renegotiated its commitments but the fulfilment of these commitments will still depend on future finance being available from 1996 onwards. The contracts which provide for substantial damages, including loss of a substantial portion of the advance payments made, if the Tiphook plc Group does not fulfil its commitments.

Increase in borrowing limit

At an Extraordinary General Meeting on October 25, 1993 Tiphook plc's shareholders approved an increase to the borrowing limit in its Articles of Association from five times Tiphook plc's adjusted capital and reserves, as shown in the previous audited financial statements, to #1.3 billion. This increased limit applies until the day after the next Annual General Meeting. Based on the forecast adjusted capital and reserves, after giving effect to the completion of the Sale and the application of the proceeds thereof, it is presently expected that the Tiphook plc Group will have borrowings of significantly greater than five times its adjusted capital and reserves in the foreseeable future and will require shareholders' approval to adopt a new borrowing limit. For this reason it is intended that an Extraordinary General Meeting will be convened for the day of the 1994 annual general meeting at which a resolution will be proposed to adopt a new borrowing limit appropriate to the Tiphook plc Group's future borrowing requirements.


Litigation

In October 1993, four purported shareholder class actions were brought in the United States District Court for the District of New Jersey against Tiphook plc and certain of its directors. On January 17, 1994, the plaintiffs served the defendants with a consolidated amended complaint, in which violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 11 and 15 of the Securities Act of 1933 are alleged against Tiphook plc, certain of its directors, Tiphook Finance Corporation and the underwriters (Salomon Brothers Inc., Shearson Lehman Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation and NatWest Capital Markets Limited) of the Notes issued in November 1992, and March and April 1993 aggregating $700 million. This litigation (the "Class Action

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


23.  Post Balance Sheet Events and Going Concern Matters (continued)

Litigation") is a purported class action brought on behalf of persons who purchased Tiphook American Depository Receipts and Notes between October 8, 1992 and November 15, 1993. The allegations of false and misleading statements relate to press announcements and filings made by Tiphook plc with the Securities and Exchange Commission during the alleged class period, and the registration statements for the issuance of the Notes. The complaint also contains assertions that insider trading occurred, although there is no claim for relief based on insider trading. Although the complaint with respect to this litigation does not specify an amount of damages sought, Section 11 of the United States Securities Act of 1933 provides that a purchaser of securities may seek damages in an amount up to the price at which such securities were issued to the public if the registration statement pursuant to which such securities were issued contained an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Accordingly, a successful claim under Section 11 with respect to the Notes could result in liability to Tiphook plc of up to $699,061,000, the aggregate of the prices at which each Series of Notes was offered to the public. Tiphook plc intends to defend vigorously the claims alleged in this litigation. Tiphook plc has made provision in its October 31, 1993 interim financial information for legal costs to be incurred with respect to defending Tiphook plc in this litigation but not for the potential cost of any judgement or settlement. There can be no assurance as to the final outcome of this litigation or that it will not have a material adverse effect on the Tiphook plc Group and therefore the Container Rental Businesses.

Exceptional costs and write offs

On February 14, 1994 Tiphook plc announced an unaudited interim loss of #179.7 million for the six months ended October 31, 1993. These results included exceptional charges totalling #154.6 million. These charges arise principally from the deterioration in the Tiphook plc Group's financial position subsequent to April 30, 1993 referred to above and from a review of the carrying value of certain of its assets in the light of these changed financial circumstances and against the background of persisting difficulties in some segments of the Tiphook plc Group's markets. As part of a package of measures to address those difficulties and secure the support of the Banks the Tiphook plc Group has taken steps to reduce current and future expenditure and commitments, maximize cash generation and reduce debt through asset sales.
The various actions taken to achieve these goals have led to additional costs being incurred or to a need to provide for the foreseeable cost of proposed actions in the future.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


23.  Post Balance Sheet Events and Going Concern Matters (continued)

Included in these exceptional costs is #4.5 million as provision for permanent diminution in the value of operating assets of the Container Rental Businesses. Included in these exceptional costs and write offs is an amount of #16 million in relation to a former associated company of Tiphook plc and related parties.

Tiphook plc reached agreement by way of a Deed of Settlement to terminate substantially all its commitments in respect of IAF Group PLC ("IAF") (a former associated company) and various related parties. In 1992, Tiphook plc sold to Galaxy Management Limited ("Galaxy") its 50% interest in IAF (then known as TAF Group Limited). The sale contract provided for the purchase price of #3 million to be paid on deferred terms of which #1.8 million remains unpaid. Under the Deed of Settlement, Tiphook plc agreed to accept #1.25 million from Galaxy in full and final settlement of Galaxy's payment and other obligations under the sale contract but only if Galaxy procured the release of, or a counter indemnity in respect of, guarantees and letters of credit which were provided or procured by Tiphook plc pursuant to obligations under the sale contract. Tiphook plc's maximum contingent liability under these guarantees and letters of credit is #12.3 million.

The Deed of Settlement provided for Tiphook plc to accept #0.75 million from IAF in full and final settlement of all amounts due from IAF and its subsidiaries and related parties under various contracts. The settlement and release is conditional on performance by IAF and its related companies of various obligations including those of Galaxy referred to above. IAF agrees to assist Tiphook plc in finding a purchaser for the property at 12 Curzon Street, London and to assist Tiphook plc in terminating various leases of containers which are to be include in the Sale. Under the Deed of Settlement, Tiphook plc terminates various arrangements it has with Darwen Leasing (a company of which the Chairman of IAF is a director) including arrangements between the companies for the lease of a small aircraft. As a result of these arrangements, provisions and write offs totalling #16 million were made in the accounts to October 31, 1993.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


24.  Summary of Differences between UK GAAP and US GAAP

These combined financial statements are prepared in accordance with UK generally accepted accounting principles ("GAAP") which differs in certain significant respects from US GAAP. Differences which have a significant effect on the combined profit and shareholders' funds are discussed and quantified in a table of adjustments below. While this is not a comprehensive summary of all differences between UK GAAP and US GAAP, other differences are considered unlikely to have a significant effect on the profit and shareholders funds of the Container Rental Businesses.


(a)    Deferred income taxes

Under UK GAAP, deferred taxes are provided on timing differences only where it is considered probable that such taxes will become payable in the foreseeable future. Under US GAAP, deferred tax must be provided on all timing differences (including those arising from other US GAAP adjustments) irrespective of the amount and timing of future tax payments.


(b)    Goodwill

Under UK GAAP, the Container Rental Businesses have adopted the conservative accounting treatment of writing off goodwill against shareholders' funds in the year in which it arises. US GAAP requires that goodwill is capitalised and amortised through the profit and loss account over the estimated period of benefit. For US GAAP purposes goodwill is amortised on a straight line basis over 40 years.

(c)    Foreign currency translation and forward contracts

Under UK GAAP substantially all of the Container Rental Businesses' operating assets have been denominated in foreign currency to match related foreign currency financing of such assets. Differences resulting from translation of such net assets into pounds sterling are taken directly to shareholders' equity. Under US GAAP, such assets would be denominated in the functional currency, pounds sterling, and differences on foreign currency liabilities would be included in the determination of net income.

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


24.  Summary of Differences between UK GAAP and US GAAP (continued)

The Container Rental Businesses have entered into forward foreign currency contracts with a fellow subsidiary under which a significant portion of net foreign currency earnings were sold forward into pounds sterling. These contracts would not qualify as hedges under US GAAP and, as such, unrealised gains or losses on open contracts would be included in the determination of net income. Since there were no such open contracts at April 30, 1993, this difference between US and UK GAAP has no impact on net income or shareholders' equity as of, or for, the year ended April 30, 1993.


UK/US GAAP Reconciliation:

1.   Profit on ordinary activities after taxation

The following is a summary of the significant items, net of applicable tax, which reconcile the combined profit and loss account reported under UK GAAP to that which would have been reported had US GAAP been applied.

                                                                       Year
                                                                      ended
                                                                  April 30,
                                                                      1993
                                                                    #m

Profit on ordinary activities after taxation under UK                  34.9

US GAAP adjustments:

Translation of foreign currency balances                               (3.9)
Deferred tax                                                           (8.0)
Goodwill                                                               (3.6)
                                                                       ____

Profit on ordinary activities after taxation
  under US GAAP                                                        19.4
                                                                       ====

TIPHOOK PLC CONTAINER RENTAL BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS
Year ended April 30, 1993


UK/US GAAP Reconciliation (continued):

2.  Shareholders' funds

The following is a summary of the significant items, net of applicable tax, which reconcile shareholders' funds reported under UK GAAP to that which would have been reported had US GAAP been applied.

                                                                         #m

Shareholders' funds under UK GAAP                                      64.1

US GAAP adjustments:

Deferred tax                                                          (53.1)
Goodwill                                                              134.2
                                                                      _____

Shareholders' funds under US GAAP                                     145.2
                                                                      =====